CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “Counsel” in the Statement of Additional Information that is included in Post-Effective Amendment No. 35/38 to the Registration Statement (No. 333-200168; 811-23011) on Form N-1A of The RBB Fund Trust, under the Securities Act of 1933 and the Investment Company Act of 1940, respectively. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP

Philadelphia, Pennsylvania

March 30, 2023